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                                   EXHIBIT 99.11

                            CENTURA SOFTWARE CORPORATION
                                   PRESS RELEASE

 "CENTURA/GUPTA SOFTWARE SIGNS A $2.5 MILLION EMBEDDED DATABASE CONTRACT WITH A
                   MAJOR PROVIDER OF PAYROLL SOFTWARE/SERVICES"

REDWOOD SHORES, CA. (BUSINESS WIRE) JUNE 4, 1998 --- Centura Software Corporation (NASDAQ: CNTR / formerly Gupta Corporation) today announced a multi-year $2.5 million software contract with a major payroll services firm. SQLBase is currently inside more than 90,000 copies of their PC based payroll application package.

Scott Broomfield, Centura's CEO commented, "This is a serious continued commitment to Centura's software. I am also pleased that they have agreed to join our newly formed customer advisory council. The contract with this company, as well as with dozens of other Centura customers, shows Centura products add significant value to both application developers and to their customers. These relationships demonstrate the restoration of confidence our customers have in our products and management of the company."

The SQLBase 7.0 embedded database was released to the market in December, 1997. It offers an unparalleled combination of features that translate into tangible benefits for application developers and end users. With its small footprint, self-recovery and no DBA (data base administrator) features, SQLBase is the perfect embedded database for applications sold to small businesses, who have only a limited IT infrastructure. It provides a full set of RDBMS features as well as application scalability from smart devices to the Web.

Dataquest ranks SQLBase as having the second largest market share in the embedded database segment.

Kathy Lane, Senior Vice President, also said that "The market dynamics of the database product category is shifting, and Centura is in the middle of these paradigm shifts. Industry analysts are forecasting a slowdown in the purchase of stand-alone enterprise database products, but analysts see considerable growth for embedded database products like SQLBase. The Fortune 1000 database market opportunity is saturated. Future growth in the database product category will come from small and mid size companies. Small and mid size firms, however, typically do not purchase standalone enterprise database systems. They buy applications, like this payroll product, which already include the database.

We expect the market opportunity for embedded databases will continue to grow. Not only in traditional Windows applications, but also in new platforms like the web and smart devices."


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ABOUT CENTURA SOFTWARE CORPORATION

Since its inception in 1984, Centura has enjoyed a rich history of innovation, creating the first client/server RDBMS for PCs. Its current product lineup includes embedded databases, SQLBASE AND SQLBASE EXCHANGE, application development tools, SQLWINDOWS, CENTURA TEAM DEVELOPER, and Internet and connectivity products, CENTURA WEB DEVELOPER, CENTURA NET.DB and SQLHOST.
Today, Centura has 26 offices around the world and supports hundreds of thousands of developers who embed our tools in applications used by more than 1 million end users. Centura is positioning its client/server products to be Web capable and Mobile ready. Current Centura products are all Year 2000 compliant.

For more information:

Centura Software Corporation            Laurie Chase & Company
Kathy Lane                              Laurie Regan Chase, President
Senior Vice President                   Heidi K. Zuhl, Account Supervisor
(650) 596-3400                          (415) 781-1545
http://www.centurasoft.com/             mailto:laurie@lauriechase.com

Imagio Public Relations
Bridgitt Arnold
Account Supervisor
(206)625-0252
mailto:bridgitt@imagio.com


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